NORWEST FINANCIAL, INC.

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 Exhibit (12)

                     Three
                     Months
                     Ended
                    March 31,
                      1998                   Years Ended December 31,

                                                (Thousands of Dollars)

                                 1997      1996      1995      1994      1993
Net earnings        $ 58,690   $269,450  $276,331  $267,941  $223,340  $203,297

Add:

    Fixed charges:

    Interest including
    amortization of
    debt expense     114,350    401,736   372,859   359,079   259,605   242,440

    One-third of
    rentals*           3,277     12,107    10,748    10,317     9,747    10,146

    Total fixed
    charges          117,627    413,843   383,607   369,396   269,352   252,586

    Provision for
    income taxes      31,907    144,082   148,096   147,873   116,900   104,228

Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"        $208,224   $827,375  $808,034  $785,210  $609,592  $560,111

Ratio of earnings
  to fixed charges      1.77       2.00      2.11      2.13      2.26      2.22

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*One-third of rentals is deemed representative of the interest factor.